Please disregard the below Form 25-NSE filed for Mirant Corp.
on February 7, 2011. The Form 25-NSE was filed in error with an errant CIK number.


The New York Stock Exchange hereby notifies the SEC
 of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 18, 2011, pursuant to the provisions of Rule 12d2-2 (a).

[ X ] 17 CFR 240.12d2-2 (a) (4) That all rights pertaining to the entire class of this security were extinguished on January 3, 2011.

Pursuant to the terms of the Rights of The Shaw Group Inc., the Rights expired and became null and void on December 31, 2010.

The Exchange also notifies the Securities and Exchange
Commission that as a result of the above indicated conditions this security was suspended on January 3, 2011.